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                                                                    EXHIBIT 10.1


                             FIRST AMENDMENT TO THE
                    STARWOOD HOTELS & RESORTS WORLDWIDE, INC.
                   2002 LONG-TERM INCENTIVE COMPENSATION PLAN

This First Amendment to the Starwood Hotels & Resorts Worldwide, Inc. 2002 Long-Term Incentive Compensation Plan (the "Plan") is dated as of July 30, 2002.

                                   Background

The Compensation Committee of Starwood Hotels & Resorts Worldwide, Inc. (the "Company") has determined that it is advisable and in the best interests of the Company to amend certain provisions of the Plan as set forth below.

                                    Amendment

1. Amendment. Section 5.6 of the Plan is deleted in its entirety and the following language is substituted:

         5.6 Payment. Options shall be exercised by the delivery of an oral, written or electronic notice of exercise to the Company or its designated representative, setting forth the number of Shares with respect to which the Option is to be exercised. Full payment of the Option Price (less any amount previously paid by the Participant to acquire the Option) must be made on or prior to the Payment Date, as defined below. The Option Price shall be payable to the Company, either: (a) in cash, (b) cash equivalent approved by the Committee, (c) if approved by the Committee, by tendering previously acquired Shares (or delivering a certification or attestation of ownership of such Shares) having an aggregate Fair Market Value at the time of exercise equal to the total Option Price (provided that the tendered Shares must have been held by the Participant for any period required by the Committee), or (d) by a combination of (a), (b) and (c). The Committee also may allow cashless exercises as permitted under Federal Reserve Board's Regulation T, subject to applicable securities law restrictions, or by any other means which the Committee determines to be consistent with the Plan's purpose and applicable law. "Payment Date" shall mean the date on which a sale transaction in connection with a cashless exercise (whether or not payment is actually made pursuant to a cashless exercise) would have settled in connection with the subject option exercise. No certificate representing a Share shall be delivered until the full Option Price has been paid.

2. Defined Terms. All capitalized terms used in this Amendment and not defined in this Amendment shall have the definitions assigned in the Plan.

3. No Other Changes. All other provisions of the Plan remain in effect.

4. Governing Law. To the extent not preempted by federal law, this Amendment shall be construed in accordance with and governed by the laws of the State of Maryland.

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This Amendment is effective as of July 30, 2002 and shall apply to all exercises of stock options under the Plan made after the effective date.


                                          STARWOOD HOTELS &
                                          RESORTS WORLDWIDE, INC.

                                          By:___________________________
                                          David Norton
                                          Executive Vice President